Exhibit 99.1

EBET, Inc. Announces Quarter-over-Quarter Revenue Increase of 166%

Posts Revenue of $19 Million for Second Quarter 2022

LAS VEGAS, May 10, 2022 – EBET, Inc. (Nasdaq: EBET), a leading global provider of advanced wagering products and technology, announced revenue for the quarter ended March 31, 2022 of approximately $19 million, up more than 166% quarter over quarter, and a gross profit of approximately $7 million. EBET ended the quarter with a cash position of $7.1 million. This revenue increase is due to the acquisition of the brands Karamba, Hopa, Griffon Casino, BetTarget, Dansk777 and Generation VIP on November 30, 2021. The acquisition included 1.25 million deposited customers.

EBET plans to continue to grow revenue through its iGaming, sportsbook and esports brands with a focus on the Gen Z and Millennial markets. This includes the rollout of its esports odds modeling and wagering product across high-value European markets, as well as expanding geographical reach and investment in intellectual property.

“We are very pleased with our business results for the second quarter, and it is a testament to our focus on creating the best experience for the Gen Z and Millennial wagering market,” commented Aaron Speach, Chief Executive Officer of EBET. “We are delighted to see the strong customer response to our brands and the progress we are making in launching products and investing in proprietary technology.”

Earnings Call and Additional Information

A webcast is set for today, May 10 at 5:00 PM EDT, to review details of second-quarter 2022 results as well as to offer forward-looking guidance. A link to the call will be available on EBET Inc.’s Investor Relations page at https://ebet.gg/investor-overview/.

About EBET, Inc.

EBET develops award-winning, groundbreaking and engaging wagering products for bettors around the world. The company is focused on bringing better odds and technology solutions to cater to the Millennial and Gen-Z demographics. It has an expanding portfolio of intellectual property with patents pending around odds modeling simulation, an electronic sports betting exchange system, live streaming odds integration and enhancing modeling probabilities in multi-player games. EBET operates online sportsbook and casino brands Karamba, Hopa, Griffon Casino, BetTarget, Dansk777, GenerationVIP and Gogawi, which have over 1.25 million deposited customers in more than 15 countries. The company recently was awarded Esport Product of the Year at the 2021 SiGMA Europe and 2022 SiGMA Asia Awards, and its brand Karamba received SBC’s award for Innovation in Casino & Gaming Entertainment. EBET, Inc. is listed on the Nasdaq under the symbol EBET (CUSIP 278700109). EBET, Inc. was previously Esports Technologies Inc. The name changed on May 5, 2022, to better reflect the company’s business and mission.

For more information, visit: https://ebet.gg/.

Forward-Looking Statements: This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements involve risks and uncertainties. Forward-looking statements include, without limitation, the Company’s revenue guidance for the remainder of fiscal year 2022 and the Company’s ability to continue to grow the number and size of wagers across brands. These statements relate to future events, future expectations, plans and prospects. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results or outcomes may prove to be materially different from the expectations expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed in the Company’s filings with the Securities and Exchange Commission, including as set forth in Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Contacts:

For Investors:

Jim Purcell

CFO

jim.purcell@ebet.gg

For Media:

Mark Thorne

CMO

mark.thorne@ebet.gg